SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    INVESTA MANAGEMENT CO., INC.

Address of Principal Business Office (No. & Street, City, State and Zip Code):

                           551 Fifth Avenue
                           New York, New York 10176

Telephone Number (including area code):     (212) 599-4340

Name and Address of agent for service of process:

                         Mr.  Michael Miola
                         c/o American Data Services, Inc.
                         The Hauppauge Corporate Center
                         150 Motor Parkway
                         Hauppauge, New York 11788

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                           YES      X          NO
                                  ----            ----


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                                   SIGNATURES



Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Houston and State of Texas on the 7th day of June, 1999.


                                    Signature: INVESTA MANAGEMENT CO., INC.



                                                 By: /S/ DEREK HOGGETT
                                                     ---------------------
                                                          Derek Hoggett
                                                          Director

Attest: /S/ SCOTT B.  STOKES
        --------------------
            Scott B. Stokes
            Secretary